Exhibit 99.1

NEWAGE ANNOUNCES LETTER OF INTENT TO ACQUIRE

JAPAN-BASED ALIVEN, INC.

- Provides ≈20% addition to one of NewAge’s core global markets

- Adds almost 100,000 new customers and reps to the Company

DENVER, COLORADO, March 4, 2021 – NewAge, Inc. (Nasdaq: NBEV), the Colorado-based healthy products company intending to become the world’s leading social selling and distribution company today announced that it has entered into an agreement to acquire Aliven Inc., a highly successful Japan-based direct selling company.

Tokyo-based, Aliven is one of Japan’s highly recognized and admired companies in the $16B e-commerce and direct selling industry. Aliven is anticipated to bring approximately $20 million in annualized net revenue and more than $3 million in annual EBITDA to the NewAge Group in Japan that comprises the Morinda organization, ARIIX, and the fast growing entity ZENNOA. In addition to significant top and bottom-line contribution, Aliven has more than 100,000 customers and independent representatives to add to the group of talented and dedicated leaders at NewAge.

Aliven was founded 15 years ago and is led by Yasuyuki Oi. Oi-san is a highly respected leader in the industry and brings outstanding relationships with the Japanese Government and industry officials given his reputation. Oi-san commented, “We are so excited to be joining the NewAge team, and are confident that our group will add a lot of value to the combined organization. We see NewAge as the new global leader and disrupter in social and direct sales, and all of our reps will benefit from the expanding portfolio and global reach.”

Established 15 years ago, Aliven Inc. is one of the Japan’s most well-respected companies in the industry and sells a portfolio of differentiated healthy products including Skin Care infused with cultured stem cells, Nutritional Products, and their patented Far-Infrared technology products that are were demonstrated in human trails to stimulate nitric oxide production for increased blood flow and muscle recovery and reduction of localized pain.

NewAge and Aliven have been evaluating a partnership over the past months that culminated in the signing of a letter of intent and an expected signing of a definitive agreement in the coming weeks. Consideration for the acquisition of Aliven is approximately 1 million shares of NewAge common stock. Completion of the proposed transaction is subject to negotiation and execution of a definitive agreement and the satisfaction of customary conditions to closing.

“We see this latest opportunity to expand our Japan market, but at an even faster pace,” commented Joseph Wadsworth, NewAge President for Japan and North Asia. “We had good growth in Q4 2020 in Japan, NewAge’s largest market. Now, with the addition of Aliven we believe we can accelerate our pace. We expect to fully integrate Aliven into NewAge, and envision imminent cross pollination of our products, including our NONI+CBD Shots where we have first mover advantage in Japan. Our vision for this union is large-scale and not only creates more opportunities for all our representatives, but furthers our expectation to become the leading social selling and distribution company in Japan.”

About NewAge, Inc.

NewAge is a purpose-driven firm intending to become the world’s leading social selling and distribution company. Colorado-based NewAge commercializes a portfolio of organic and healthy products worldwide through primarily a direct route-to-market system. The company competes in three major category platforms including health and wellness, healthy appearance, and nutritional performance and leads a network of more than 400,000 exclusive independent distributors and brand partners around the world.

The Company operates the websites NewAge.com, Noninewage.com, Ariix.com, Mavie.com, Thelimucompany.com, Zennoa.com and a number of other individual brand websites. and a number of other individual brand websites.

Safe Harbor Disclosure

This press release contains forward-looking statements that are made under the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are any statement reflecting management’s expectations regarding future results of operations, economic performance, financial condition, entry into a definitive agreement with Aliven, closing of the proposed transaction with Aliven, statements about the benefit of the transaction with Aliven, our ability to successfully integrate Aliven, and the combined financial expectations of NewAge and Aliven. The forward-looking statements are based on the assumption that operating performance and results will continue in line with historical results. Management believes these assumptions to be reasonable, but there is no assurance they will prove to be accurate. Forward-looking statements, specifically those concerning future performance, are subject to certain risks and uncertainties and actual results may differ materially. NewAge competes in a rapidly growing and transforming industry and risk factors, including those disclosed in the Company’s filings with the Securities and Exchange Commission, might affect the Company’s operations. Unless required by applicable law, the Company undertakes no obligation to update or revise any forward-looking statements.

For investor inquiries about NewAge please contact:

NewAge Investor Relations:

Riley Timmer

Vice President, Investor Relations

Tel: 1-801-870-8685

Riley_Timmer@NewAge.com

Investor Relations Counsel:

John Mills / Reed Anderson

ICR – Strategic Communications and Advisory

Tel: 1-646-277-1254 / 1-646-277-1260

newage@icrinc.com